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                                                                    EXHIBIT 4.24

                              FIRST AMENDMENT TO
                        DRYPERS CORPORATION 401(K) PLAN

                                  WITNESSETH:

     WHEREAS, on June 28, 1994, the Sponsor executed the Plan Agreement known as "Drypers Corporation 401(k) Plan" (the "Plan"); and

     WHEREAS, the Sponsor retained the right in Section 11.1 of the Plan to amend the Plan from time to time; and

     WHEREAS, the Board of Directors of the Sponsor approved resolutions on the 8th day of July 1996, to amend the Plan;

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Section 3.1 of the Plan is amended in its entirety effective August 1, 1996, to read as follows:

          3.1 ELIGIBILITY REQUIREMENTS. Effective August 1, 1996, each Employee shall be eligible to participate in this Plan beginning on the first day of the month which starts with or next follows the later of (a) the effective date of the adoption of this Plan by the Employer, (b) the date the Employee attains age 18 or (c) the date during the Computation Period on which the Employee completes 1,000 Hours of Employment in that Computation Period, but in no event less than six months from the Employee's first day of employment. However, all Employees who are included in a unit of Employees covered by a collective bargaining agreement between the Employees' representative and the Employer shall be excluded, even if they have met the requirements for eligibility, if there has been good faith bargaining between the Employer and the Employees' representative and the collective bargaining agreement does not require the Employer to include those Employees in this Plan.

     2. Section 4.10 of the Plan is amended effective January 1, 1991, by deleting the last paragraph thereof and substituting the following:

          If the limitation would be exceeded for any Plan Year, before the close of the following Plan Year the Actual Deferral Percentage or Contribution Percentage of the eligible Highly Compensated Employees, or a combination of both, shall be reduced by distributions made in the manner described in the Regulations. These distributions shall be in addition to and not in lieu of distributions required for Excess 401(k) Contributions and Excess Aggregate 401(m) Contributions.
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          IN WITNESS WHEREOF, the Sponsor has executed this Agreement this
8th day of July, 1996.


                                     DRYPERS CORPORATION



                                     By /s/ Walter V. Klemp
                                       ---------------------------------------
                                       Walter V. Klemp
                                       Chairman and Co-Chief Executive Officer





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